Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 10, 2017, is by and among Alexander & Baldwin, Inc., a Hawaii corporation (“A&B”), Alexander & Baldwin REIT Holdings, Inc., a Hawaii corporation and a direct, wholly owned subsidiary of A&B (“A&B REIT Holdings”), and A&B REIT Merger Corporation, a Hawaii corporation and a direct, wholly owned subsidiary of A&B REIT Holdings (“Merger Sub”).

RECITALS

WHEREAS, A&B REIT Holdings and Merger Sub are newly formed entities organized for the purpose of participating in the transactions contemplated by this Agreement;

WHEREAS, as of the date hereof, (i) A&B holds all of the issued and outstanding shares of common stock of A&B REIT Holdings (“A&B REIT Holdings Common Stock”) and (ii) A&B REIT Holdings holds all of the issued and outstanding shares of common stock of Merger Sub (“Merger Sub Common Stock”);

WHEREAS, the Board of Directors of A&B unanimously has approved a plan for A&B to elect to be subject to tax as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes commencing with its 2017 taxable year (the “REIT Election”);

WHEREAS, in connection with the REIT Election, the Board of Directors of A&B unanimously has determined that it is advisable and in the best interests of A&B’s shareholders to create a new holding company structure by merging Merger Sub with and into A&B (the “Merger”), with A&B continuing as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”), and converting each outstanding share of common stock of A&B (“A&B Common Stock”) into one share of A&B REIT Holdings Common Stock;

WHEREAS, as a result of the Merger, A&B REIT Holdings will replace A&B as the Hawaii-based, publicly held corporation through which A&B’s operations are conducted and will (through its subsidiaries) conduct all of the operations conducted by A&B immediately prior to the Merger;

WHEREAS, the Boards of Directors of each of A&B, A&B REIT Holdings and Merger Sub have approved this Agreement and the Merger, subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Board of Directors of A&B unanimously has determined to submit this Agreement and the Merger for approval by A&B’s shareholders, in accordance with the provisions of the Hawaii Business Corporation Act (the “HBCA”), at a special meeting of A&B shareholders;

WHEREAS, A&B REIT Holdings, as the sole shareholder of Merger Sub, has approved this Agreement and the Merger;

WHEREAS, promptly following consummation of the Merger, A&B intends to convert into a Hawaii limited liability company pursuant to Section 414-271 of the HBCA and change its name to “Alexander & Baldwin Investments, LLC,” (such conversion and name change, the “LLC Conversion”);

WHEREAS, A&B and A&B REIT Holdings expect that, following the consummation of the Merger and the LLC Conversion, A&B REIT Holdings’ name will be changed to “Alexander & Baldwin, Inc.” (the “Name Change”); and

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger, together with the LLC Conversion, to qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, A&B, A&B REIT Holdings and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. In accordance with Section 414-311 and Section 414-316 of the HBCA, and subject to the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time (as defined below), be merged with and into A&B, the separate corporate existence of Merger Sub shall cease and A&B shall continue as the Surviving Corporation. At the Effective Time, the effects of the Merger shall be as provided in Section 414-316 of the HBCA.

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at such time, date and place as the parties may agree, but in no event prior to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Section 3.1 hereof.

Section 1.3 Effective Time. Subject to the terms and conditions of this Agreement, at the Closing, the parties hereto shall cause the Articles of Merger to be executed and filed with the Director of Commerce and Consumer Affairs of the State of Hawaii. The Merger shall become effective upon the filing of Articles of Merger with the Director of Commerce and Consumer Affairs of the State of Hawaii pursuant to Section 414-315 of the HBCA or at such later date as may be specified therein (the “Effective Time”).

Section 1.4 Organizational Documents of the Surviving Corporation. From and after the Effective Time, the Articles of Incorporation of A&B, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law. From and after the Effective Time, the Bylaws of A&B, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

Section 1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.6 Directors and Officers of A&B REIT Holdings. Prior to the Effective Time, A&B, in its capacity as the sole shareholder of A&B REIT Holdings, shall take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and officers of A&B immediately prior to the Effective Time to be elected or appointed as the directors and officers of A&B REIT Holdings, each such person to have the same position(s) with A&B REIT Holdings (and the same committee memberships in the case of directors) as he or she held with A&B immediately prior to the Effective Time, with each of the directors serving until the next annual meeting of the A&B REIT Holdings shareholders and until his or her successor is elected or appointed, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 1.7 Additional Actions. Subject to the terms and conditions of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of the HBCA. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any other actions or things are necessary or desirable in connection with the Merger or to otherwise carry out this Agreement, the officers of the Surviving Corporation shall be authorized to take and do, in the name and on behalf of each of Merger Sub and A&B, all such other actions and things as may be necessary or desirable to carry out this Agreement.

Section 1.8 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of A&B, A&B REIT Holdings, Merger Sub or the holders of any securities of A&B, A&B REIT Holdings or Merger Sub:

(a) Conversion of A&B Common Stock. Each share of A&B Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.8(b) and other than Dissenting Shares (as defined below)) shall automatically be converted into one duly issued, fully paid and nonassessable share of A&B REIT Holdings Common Stock.

(b) Cancellation of Treasury Stock. Each share of A&B Common Stock held in the treasury of A&B immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

(c) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock of the Surviving Corporation.

(d) Cancellation of A&B REIT Holdings Common Stock. Each share of A&B REIT Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

Section 1.9 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of A&B Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has otherwise satisfied the requirements of Section 414-352 of the HBCA (the “Dissenting Shares”) shall not be converted into shares of A&B REIT Holdings Common Stock and holders of such Dissenting Shares will be entitled only to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 414-356 of the HBCA, unless such holder fails to perfect, withdraws or otherwise loses the right to dissent. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to dissent, such shares shall be treated as if they had been converted as of the Effective Time into shares of A&B REIT Holdings Common Stock pursuant to Section 1.8, without interest.

(b) No later than ten (10) days after the Effective Time, the Surviving Corporation shall notify each holder of Dissenting Shares of: (i) the approval of the Merger; (ii) the Effective Time; (iii) the availability of dissenters’ rights for such shares; and (iv) such additional matters as the Surviving Corporation deems appropriate and as required by Section 414-353 of the HBCA. The Surviving Corporation shall include in such notice a copy of Part XIV of the HBCA.

Section 1.10 No Required Surrender of Stock Certificates.

(a) At and after the Effective Time, (i) where no A&B Certificate has been issued in the name of a holder of shares of A&B Common Stock, a “book-entry” (i.e., a computerized or manual entry) shall be made in the shareholder records of A&B REIT Holdings to evidence the issuance to such holder of the number of uncertificated shares of A&B REIT Holdings Common Stock into which such shares of A&B Common Stock have been converted pursuant to Section 1.8 and (ii) each certificate which, immediately prior to the Effective Time, represented outstanding shares of A&B Common Stock (an “A&B Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number of shares of A&B REIT Holdings Common Stock into which the shares of A&B Common Stock represented by such A&B Certificate immediately prior to the Effective Time have been converted pursuant to Section 1.8.

(b) The registered holder of any A&B Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of A&B, or of the transfer agent in respect of the shares of A&B Common Stock, immediately prior to the Effective Time, shall, until such A&B Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the shares of A&B REIT Holdings Common Stock into which the shares of A&B Common Stock represented by any such A&B Certificate have been converted pursuant to Section 1.8, subject to the HBCA.

(c) Within a reasonable period of time following the Effective Time, A&B REIT Holdings shall mail, or shall cause to be mailed, to the persons who were registered holders of A&B Certificates immediately prior to the Effective Time, a letter of transmittal, in customary form, containing instructions for use in effecting the surrender of such A&B Certificates, if the holder so chooses, in exchange for a certificate (an “A&B REIT Holdings Certificate”), or uncertificated shares in book-entry form, representing the number of shares of A&B REIT Holdings Common Stock into which the shares of A&B Common Stock represented by such A&B Certificate have been converted pursuant to Section 1.8.

(d) If any A&B Certificate shall have been lost, stolen or destroyed, A&B REIT Holdings may, in its discretion and as a condition to the issuance of any A&B REIT Holdings Certificate or uncertificated shares of A&B REIT Holdings Common Stock in book-entry form, require the owner of such lost, stolen or destroyed A&B Certificate to post a bond, in such reasonable and customary amount as A&B REIT Holdings may direct, as indemnity against any claim that may be made against A&B REIT Holdings or the Surviving Corporation with respect to such A&B Certificate.

(e) If any A&B REIT Holdings Certificate is to be issued in a name other than that in which the A&B Certificate surrendered for exchange is registered, such exchange shall be conditioned upon (i) the A&B Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the A&B REIT Holdings Certificate in a name other than that of the registered holder of the A&B Certificate surrendered, or establishing to the satisfaction of A&B REIT Holdings, or the transfer agent in respect of the A&B REIT Holdings Common Stock, that such tax has been paid or is not applicable.

(f) Each A&B REIT Holdings Certificate shall comply with the requirements set forth in Section 7.2(i) of A&B REIT Holdings’ Articles of Incorporation with respect to notice of certain restrictions on ownership and transferability.

(g) A&B and A&B REIT Holdings expect that any exchange of stock certificates provided for in this Section 1.10 will result in the issuance of A&B REIT Holdings Certificates reflecting the Name Change.

Section 1.11 Dividends. At the Effective Time, A&B’s obligations with respect to any dividends or other distributions to the shareholders of A&B that have been declared by A&B but not paid prior to the Effective Time will be assumed by A&B REIT Holdings in accordance with the terms thereof.

Section 1.12 Stock Transfer Books. At the Effective Time, the stock transfer books of A&B shall be closed and thereafter there shall be no further registration of transfers of shares of A&B Common Stock theretofore outstanding on the records of A&B.

Section 1.13 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger, together with the LLC Conversion, to qualify, and will not take any actions or cause any actions to be taken which would prevent the Merger, together with the LLC Conversion, from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

Section 1.14 Successor Issuer. It is the intent of the parties hereto that A&B REIT Holdings be deemed a “successor issuer” of A&B in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). At or after the Effective Time, A&B REIT Holdings shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate amendments to any registration statements of A&B on Form S-8 in accordance with Section 2.2.

ARTICLE II

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

Section 2.1 Assumption of A&B Plan and Awards. At the Effective Time, A&B REIT Holdings shall assume the Alexander & Baldwin, Inc. 2012 Incentive Compensation Plan (including all amendments or modifications thereto, the “A&B Plan”), including (i) all unexercised and unexpired options to purchase shares of A&B Common Stock (“A&B Options”) and all performance share unit and restricted stock unit awards covering shares of A&B Common Stock (collectively with A&B Options, “A&B Awards”) that are then outstanding under the A&B Plan and (ii) the remaining unallocated reserve of shares of A&B Common Stock issuable under the A&B Plan. At the Effective Time, the reserve of shares of A&B Common Stock under the A&B Plan, whether allocated to existing A&B Awards or unallocated at that time, shall be converted on a one-share-for-one-share basis into a reserve of shares of A&B REIT Holdings Common Stock, and each A&B Award assumed by A&B REIT Holdings shall continue to have, and be subject to, the same terms and conditions as set forth in the A&B Plan and the agreement(s) evidencing each such award as in effect immediately prior to the Effective Time (including, without limitation, the vesting schedule and applicable issuance dates (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby), the per share exercise price, the expiration date and other applicable termination provisions and the tax withholding procedures), except that each A&B Option will be exercisable (or will become exercisable in accordance with its terms) for, and each other A&B Award shall be denominated with reference to and shall be issuable as to, that number of shares of A&B REIT Holdings Common Stock equal to the number of shares of A&B Common Stock that were subject to each such A&B Option and other A&B Award immediately prior to the Effective Time.

Section 2.2 Assignment and Assumption of Agreements. Effective as of the Effective Time, A&B hereby assigns to A&B REIT Holdings, and A&B REIT Holdings hereby assumes and agrees to perform, all obligations of A&B pursuant to the A&B Plan and each stock option agreement, performance share unit agreement and restricted stock unit agreement evidencing an outstanding A&B Award under the A&B Plan. Effective as of the Effective Time, A&B REIT Holdings shall become the successor issuer of securities under the A&B Plan and shall, as soon as practicable following the Effective Time, file a post-effective amendment to each existing S-8 registration statement covering the A&B Plan, pursuant to which A&B REIT Holdings as successor to A&B shall expressly adopt such S-8 registration statements as its own in accordance with Rule 414 issued under the Securities Act.

Section 2.3 Reservation of Shares. On or prior to the Effective Time, A&B REIT Holdings shall reserve sufficient shares of A&B REIT Holdings Common Stock to provide for the issuance of A&B REIT Holdings Common Stock upon the exercise or other settlement of all A&B Awards and to cover any additional shares of A&B REIT Holdings Common Stock that may become issuable under future awards made with respect to the remaining share reserve under the assumed A&B Plan that is, in accordance with the foregoing provisions of this Agreement, converted into a reserve of shares of A&B REIT Holdings Common Stock.

Section 2.4 Registration Statement; Proxy/Prospectus. Promptly following the execution of this Agreement, A&B REIT Holdings shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of A&B REIT Holdings Common Stock to be issued to the shareholders of A&B pursuant to the Merger. The Registration Statement shall include (i) a prospectus for the issuance of shares of A&B REIT Holdings Common Stock in the Merger and (ii) a proxy statement relating to the Shareholders’ Meeting (as defined below) (such prospectus and proxy statement collectively, together with any amendments or supplements thereto, the “Proxy/Prospectus”). Each of A&B REIT Holdings and A&B shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy/Prospectus to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, A&B REIT Holdings shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of shares of A&B REIT Holdings Common Stock pursuant to the Merger. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy/Prospectus shall have been cleared by the SEC, A&B shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Exchange Act, the Proxy/Prospectus to its shareholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to A&B’s shareholders the Proxy/Prospectus in light of the date set for the Shareholders’ Meeting.

Section 2.5 Meeting of A&B Shareholders; Board Recommendation. A&B shall take all action necessary in accordance with the HBCA and its governing documents to call, hold and convene a meeting of its shareholders to consider the approval of this Agreement and the Merger (the “Shareholders’ Meeting”). A&B shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger. A&B may adjourn or postpone the Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy/Prospectus is provided to its shareholders in advance of any vote on this Agreement and the Merger or, if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy/Prospectus), there are insufficient shares of A&B Common Stock voting in favor of the approval of this Agreement and the Merger or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders’ Meeting.

Section 2.6 Listing of A&B REIT Holdings Common Stock. A&B and A&B REIT Holdings shall use their reasonable best efforts to obtain, at or before the Effective Time, confirmation of listing on the New York Stock Exchange (the “NYSE”) of the A&B REIT Holdings Common Stock issuable pursuant to the Merger.

Section 2.7 Section 16 Matters. Prior to the Effective Time, the Boards of

Directors of A&B and A&B REIT Holdings or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of A&B or A&B REIT Holdings who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of A&B Common Stock (or derivative securities) and the receipt of shares of A&B REIT Holdings Common Stock (or derivative securities) in exchange therefor by virtue of this Agreement and the Merger will be an exempt transaction for purposes of Section 16(b) of the Exchange Act.

Section 2.8 Other Employee Benefit Plans and Arrangements. Effective as of the Effective Time, (i) A&B hereby assigns to A&B REIT Holdings, and A&B REIT Holdings hereby assumes, each of A&B’s other employee benefit plans and arrangements and (ii) A&B REIT Holdings hereby assumes and agrees to perform the obligations of A&B thereunder upon the same terms and conditions as set forth in such plans and arrangements as in effect at the Effective Time.

ARTICLE III

CONDITIONS OF MERGER

Section 3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger shall be subject to the satisfaction or, to the extent permitted by applicable law, waiver by the parties hereto at or prior to the Closing of each of the following conditions:

(a) The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of A&B REIT Holdings or A&B, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Proxy/Prospectus shall have been initiated or, to the knowledge of A&B REIT Holdings or A&B, threatened by the SEC and not concluded or withdrawn.

(b) This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of A&B in accordance with the HBCA.

(c) The A&B REIT Holdings Common Stock to be issued pursuant to the Merger shall have been approved for listing by the NYSE, subject to official notice of issuance.

(d) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

(e) A&B and A&B REIT Holdings shall have received from Skadden, Arps, Slate, Meagher & Flom LLP an opinion, in form and substance reasonably satisfactory to A&B and A&B REIT Holdings, to the effect that the Merger, together with the LLC Conversion, qualifies as a reorganization within the meaning of section 368(a) of the Code and that each of A&B and A&B REIT Holdings is a party to a reorganization within the meaning of section 368(b) of the Code.

(f) All material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties shall have been obtained or made, as applicable.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.1 Insurance. A&B and A&B REIT Holdings shall procure insurance or cause the execution of the insurance policies of A&B such that, upon consummation of the Merger, A&B REIT Holdings shall have insurance coverage that is substantially identical to the insurance coverage held by A&B immediately prior to the Merger.

Section 4.2 Expenses. A&B and A&B REIT Holdings shall pay their own expenses in connection with the transactions contemplated by this Agreement.

Section 4.3 Activities of A&B REIT Holdings and Merger Sub. Prior to the Effective Time, A&B REIT Holdings and Merger Sub shall not conduct any business activities and shall not conduct any other activities except in connection with the transactions contemplated by this Agreement.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of A&B if such Board of Directors should determine that, for any reason, the completion of the transactions provided for herein would be inadvisable or not in the best interests of A&B or its shareholders. In the event of such termination and abandonment, this Agreement shall become void and none of A&B, A&B REIT Holdings or Merger Sub, nor their respective shareholders, members, directors or officers, shall have any liability with respect to such termination and abandonment.

Section 5.2 Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the HBCA, be supplemented, amended or modified by the mutual consent of the parties to this Agreement. After the approval of this Agreement and the Merger by A&B’s shareholders at the Shareholders’ Meeting, no amendment shall be effective which by law requires the further approval of such shareholders without obtaining such further approval.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Hawaii (without regard to principles of conflicts of law).

Section 6.2 Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement. A facsimile or electronic signature (in .pdf, .jpeg or other electronic format) to this Agreement shall be deemed an original and binding upon the party against whom enforcement is sought.

Section 6.3 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, and in the case of a waiver, by the party against whom enforcement of such waiver is sought.

Section 6.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

Section 6.5 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 6.6 No Third-Party Beneficiaries. Nothing contained in this Agreement is intended by the parties hereto to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 6.7 Tax Matters. Each of A&B and A&B REIT Holdings will comply with the recordkeeping and information reporting requirements of the Code that are imposed as a result of the transactions contemplated hereby, and will provide information reporting statements to holders of shares of A&B Common Stock and A&B REIT Holdings Common Stock at the time and in the manner prescribed by the Code and applicable Treasury Regulations.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, A&B, A&B REIT Holdings and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALEXANDER & BALDWIN, INC.

By:	/s/ CHRISTOPHER J. BENJAMIN
Name: Christopher J. Benjamin
Title: President and Chief Executive Officer

ALEXANDER & BALDWIN REIT HOLDINGS, INC.

By:	/s/ CHRISTOPHER J. BENJAMIN
Name: Christopher J. Benjamin
Title: President and Chief Executive Officer

A&B REIT MERGER CORPORATION

By:	/s/ CHRISTOPHER J. BENJAMIN
Name: Christopher J. Benjamin
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]